Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS FISCAL 2017 SECOND QUARTER FINANCIAL RESULTS

All Access Pass Contracts Invoiced plus Add-On Services Sold Increases to $11.3 million for the Quarter Compared with $3.1 million in the Second Quarter of Fiscal 2016
Renewal Rates for All Access Passes Continue to Exceed Expectations
Revenue Ramps for New China Offices and Education Division
Company Reaffirms Guidance for Fiscal 2017

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates and distributes world-class content, training, processes, and tools that organizations and individuals use to transform their results, today announced financial results for its fiscal 2017 second quarter, which ended on February 28, 2017.

Introduction

During January 2016, the Company fully launched the All Access Pass (AAP) offering in its regional sales offices that serve the United States and Canada.  The All Access Pass allows the Company’s clients to purchase access to a broad base of intellectual property through an electronic portal for a specified period.  Since its introduction in the first quarter of fiscal 2016, AAP amounts invoiced have grown steadily on a year-over-year basis, from $0.4 million in the first quarter of fiscal 2016 to $5.0 million in the first quarter of fiscal 2017, and from $3.1 million in the second quarter of fiscal 2016 to $7.8 million in the second quarter of fiscal 2017, a 154% increase.  The Company believes that the transition to the All Access Pass will provide significant future benefits as the average client sales size increases, the ability to reach additional customers improves, and clients realize greater value to their organizations through access to expanded content and purchase additional services and training materials.  The Company also continues to invest in the AAP offering, and is currently translating the core content into 16 languages, which is expected to be completed and launched in late fiscal 2017.  The Company believes that a broad range of clients, from large multi-national organizations to smaller organizations served by its international direct offices or licensee partners, will be able to leverage the benefits of the AAP offering in their organizations.

However, the change to the AAP business model has required a transition both operationally, as the sales force adapts its sales strategy, and from an accounting point of view.  Operationally, the AAP sales cycle is typically longer than previous transactional type sales for revenues such as facilitator and onsite contracts.  The Company believes this change reflects the strategic nature of the AAP sale and the need for additional executive approvals at its clients.  During the first quarter of fiscal 2017, the Company decided to allow new AAP intellectual property agreements to receive updated content during the contracted period.  Accordingly, the Company now defers substantially all AAP revenue at the inception of the agreement and recognizes it over the life of the corresponding contract.  The Company expects that the transition to the AAP business model will continue to have a significant impact on its fiscal 2017 financial results as a higher percentage of the amount of AAP contracts invoiced during the year will be deferred.  However, the recognition of those deferred sales is expected to benefit future periods.

The Company has traditionally recognized the majority of its earnings during the third and fourth quarters of each fiscal year, and the first two quarters of each fiscal year are important quarters in which to make investments that establish the foundation for growth later in the fiscal year and in future periods.  During the first two quarters of fiscal 2017, the Company opened three new direct sales offices in China, hired new client partners and additional Education practice coaches, and continued to develop and expand its AAP offering.  The Company’s newly opened offices in China met expectations during the second quarter, recognizing $2.1 million of sales.  The transition of the China operations from a licensee partner to a direct office has gone well, and the Company expects continued favorable performance from these offices in the future.  The Company continues to expand its sales force and hired new client partners and Education practice coaches near the end of the fourth quarter of fiscal 2016 and in the first two quarters of fiscal 2017.  The Company had 216 client partners at February 28, 2017 compared with 198 at February 27, 2016.  As these new sales personnel ramp, the Company anticipates that they will contribute to expected third and fourth quarter fiscal 2017 sales.  During the first two quarters of fiscal 2017, the Company invested significant capital to develop and expand its AAP offering, including amounts to translate AAP offerings into additional languages.

Financial Overview

The following is a summary of key financial results for the quarter ended February 28, 2017:

▪
Revenue:  Consolidated revenue for the second quarter of fiscal 2017 was $42.2 million compared with $45.3 million in the second quarter of fiscal 2016.  The Company’s newly opened sales offices in China reported $2.1 million in sales, which was in line with expectations, and the Education practice grew by $1.0 million, or 15%, compared with the second quarter of the prior year.  These increases were offset by 1) increased AAP deferred revenues, which are initially deferred and recognized over the lives of the underlying contracts; 2) a $2.3 million decrease in domestic sales office revenues resulting from the transition to the AAP-driven business model and lower onsite delivery revenue; 3) a $1.6 million decrease in Sales Performance practice revenues resulting primarily from a shift in the contracting period for several large potential contracts; and 4) a $0.9 million decrease in international licensee royalty revenues as the Company’s China licensee was converted to a direct office ($0.6 million of royalties in the prior year) and certain other licensee partners’ sales declined compared with the prior year.

▪
All Access Pass Contracts:  For the quarter ended February 28, 2017, the Company invoiced $7.8 million of All Access Pass contracts and $3.5 million of related materials, compared with $3.1 million in the second quarter of fiscal 2016.

▪
Gross profit:  Second quarter 2017 gross profit was $28.0 million compared with $29.9 million in the second quarter of fiscal 2016.  The decrease was primarily due to the impact of increased AAP sales, and the corresponding deferral of revenue, and the other factors described above.  Despite the deferral of revenue, the Company’s gross margin for the quarter ended February 28, 2017 improved slightly to 66.4% compared with 65.9% in the second quarter of fiscal 2016.

▪
Operating Expenses:  The Company’s operating expenses in the second quarter of fiscal 2017 increased by $2.4 million compared with the second quarter of fiscal 2016, which was primarily due to a $1.4 million increase in selling, general, and administrative (SG&A) expenses and $1.5 million of expense related to the termination of a profit-sharing contract with an international licensee.  Increased SG&A expenses were primarily due to hiring additional sales and sales-related personnel, opening new sales offices in China, and increased non-cash share-based compensation expense.  During the quarter, the Company entered into a new 10-year license agreement with minimum required royalties payable to the Company totaling $16.3 million (at current exchange rates) over the life of the arrangement.  Under a previous profit-sharing agreement, the Company was obligated to pay one-third of the royalty, or $5.4 million, to an international licensee partner.  For a $1.5 million payment, the Company terminated the previously existing profit sharing arrangement and will owe no further royalty payments to the licensee.  These increases were partially offset by decreased contingent earn out liability costs and decreased amortization expense.

▪
Operating Loss:  The Company’s loss from operations for the first quarter of fiscal 2017 reflected the factors cited above and was $(4.5) million compared with $(0.3) million in the second quarter of the prior year.

▪
Adjusted EBITDA:  Adjusted EBITDA for the second quarter was a loss of $(0.4) million, which was within the Company’s previously provided guidance range for the quarter, compared with $4.4 million of income in the second quarter of fiscal 2016.

▪	Net Loss: Second quarter fiscal 2017 net loss was $(3.3) million compared with $(0.4) million in the second quarter of fiscal 2016, reflecting the above-noted factors.
▪	Net Loss Per Share: Loss per share for the quarter ended February 28, 2017 was $(.24) compared with $(.03) net loss per share in the second quarter of the prior year.
▪
Cash and Liquidity Remain Strong:  The Company’s balance sheet and liquidity position remained healthy through the second quarter of fiscal 2017.  The Company had $10.7 million of cash at February 28, 2017, compared with $10.5 million at August 31, 2016, and had no borrowings on its revolving credit facility at either date.

▪
Adjusted EBITDA and Growth in Deferred Revenue Outlook:  The Company affirms its previously-announced fiscal 2017 guidance range for the sum of reported Adjusted EBITDA and growth in deferred revenue (less certain costs) of $35 million to $38 million.

Bob Whitman, Chairman and Chief Executive Officer, commented, “We were pleased that our operations for the second quarter came in almost entirely as expected.  During the quarter, we were encouraged by the strong year-over-year growth in All Access Pass contracts invoiced, and by the high renewal rate of All Access Pass contracts.  We believe that the transition to the All Access Pass business model will provide growth in future periods through higher initial sale sizes, consistently strong renewals, and from sales of add-on services and training materials.  The All Access Pass approach is strengthening every aspect of our business as we change the way we engage with clients, both pre- and post-sale, expand our reach within the customer, and create additional value for them.  Because of the advantages of the All Access Pass to our clients and to us, we are pleased to have sales shift from our traditional channels to the All Access Pass.  We believe that the transition to the All Access Pass is building strong momentum in our operations, which will position us for the accelerated growth necessary to meet our expectations through the balance of the fiscal year and into future years.”

Fiscal 2017 Year-To-Date Financial Results

Consolidated revenue for the first two quarters of fiscal 2017 was $82.0 million compared with $90.5 million in the first half of fiscal 2016.  Sales from the Company’s new offices in China totaled $5.1 million for the first half of fiscal 2017 and Education practice sales increased $1.6 million, or 11%, compared with the prior year.  Increased sales in China and through the Education practice were offset by 1) increased AAP deferred revenues, which are initially deferred and recognized over the lives of the underlying contracts; 2) a $6.6 million decrease in domestic sales office revenues primarily resulting from the transition to the AAP-driven business model; 3) a $3.4 million decrease in Sales Performance practice revenues resulting primarily from a shift in the contracting period for several large potential contracts; and 4) a $2.0 million decrease in international licensee royalty revenues as the Company’s China licensee was converted to a direct office ($1.2 million of royalties in the same period of the prior year) and certain other licensee partners’ sales declined modestly compared with the prior year.  Consolidated gross profit was $53.3 million compared with $59.9 million in the first half of the prior year.  Gross margin for the first two quarters of fiscal 2017 was 65.1% compared with 66.2% in the first two quarters of the prior year.

The Company’s operating expenses increased $4.8 million compared with the first two quarters of fiscal 2016.  The increase in operating expenses was primarily due to increased SG&A expenses from opening three new offices in China during the fiscal year, which totaled $3.4 million; a $2.7 million increase in spending related to new sales and sales-related personnel, and increased travel and advertising to promote the new offices in China and the AAP; $1.5 million of contract termination costs, as previously discussed; and a $0.9 million increase in non-cash stock-based compensation expense.  These increases were partially offset by a decrease from the change in estimated earn out payments from a prior acquisition and decreased amortization expense.  As a result of these factors, the Company’s loss from operations through February 28, 2017 was $(9.9) million compared with income from operations of $1.5 million in the first two quarters of fiscal 2016.  Adjusted EBITDA for the two quarters ended February 28, 2017 was a loss of $(3.2) million compared with income of $8.9 million in the first half of fiscal 2016.  Net loss for the first two quarters of fiscal 2017 was $(7.3) million, or $(.53) per share, compared with net income of $0.3 million, or $.02 per diluted share, in fiscal 2016.

Earnings Conference Call

On Thursday, March 30, 2017, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fiscal quarter ended February 28, 2017.  Interested persons may participate by dialing 888-771-4371 (International participants may dial 847-585-4405), access code: 44566905.  Alternatively, a webcast will be accessible at the following Web site: http://edge.media-server.com/m/p/r4m29tg9/lan/en.  A replay will be available from March 30 (7:30 pm ET) through April 6, 2017 by dialing 888-843-7419 (International participants may dial 630-652-3042), access code: 44566905#.  The webcast will also remain accessible through April 6, 2017 on the Investor Relations area of the Company’s Web site at:  http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those statements related to the Company’s future results and profitability; future sales and renewals of AAP contracts and accompanying accelerated growth; the expected sum of Adjusted EBITDA and growth in deferred revenues in fiscal 2017; anticipated future sales, including in the Company’s new China offices; the release of translated AAP content; expected benefits of AAP to the Company; and goals relating to the growth of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; renewal of AAP contracts; the performance of our offices in China; the impact of new sales personnel; the impact of deferred AAP revenues on future financial results; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income (loss), the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss from operations excluding the impact of interest expense, income tax expense, amortization, depreciation, stock-based compensation expense, and certain other items such as adjustments to the fair value of expected earn out liabilities resulting from the acquisition of businesses.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  We are unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to estimate and dependent on future events which may be uncertain or out of our control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver our offerings such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global, public company specializing in organizational performance improvement.  We help organizations and individuals achieve results that require a change in human behavior.  Our expertise is in seven areas: leadership, execution, productivity, trust, sales performance, customer loyalty and education.  Over its history, Franklin Covey clients have included 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions. Franklin Covey has more than 100 direct and partner offices providing professional services in over 150 countries and territories.

Investor Contact: Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Statements of Operations
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Two Quarters Ended
	February 28,	February 27,	February 28,	February 27,
	2017	2016	2017	2016

Net sales	$42,196	$45,269	$81,983	$90,486

Cost of sales	14,165	15,415	28,643	30,561
Gross profit	28,031	29,854	53,340	59,925

Selling, general, and administrative	29,370	27,936	58,465	54,426
Contract termination costs	1,500	-	1,500	-
Restructuring costs	-	376	-	376
Depreciation	928	894	1,794	1,806
Amortization	721	909	1,443	1,819
Income (loss) from operations	(4,488)	(261)	(9,862)	1,498

Interest expense, net	(514)	(469)	(1,019)	(932)
Income (loss) before income taxes	(5,002)	(730)	(10,881)	566

Income tax benefit (provision)	1,669	282	3,590	(224)
Net income (loss)	$(3,333)	$(448)	$(7,291)	$342

Net income (loss) per common share:
Basic and diluted	$(0.24)	$(0.03)	$(0.53)	$0.02

Weighted average common shares:
Basic	13,825	15,299	13,808	15,758
Diluted	13,825	15,299	13,808	15,903

Other data:
Adjusted EBITDA(1)	$(367)	$4,406	$(3,186)	$8,880

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to the most comparable
GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Two Quarters Ended
	February 28,	February 27,	February 28,	February 27,
	2017	2016	2017	2016
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$(3,333)	$(448)	$(7,291)	$342
Adjustments:
Interest expense, net	514	469	1,019	932
Income tax provision (benefit)	(1,669)	(282)	(3,590)	224
Amortization	721	909	1,443	1,819
Depreciation	928	894	1,794	1,806
Stock-based compensation	1,564	1,111	2,777	1,874
Contract termination costs	1,500	-	1,500	-
Restructuring costs	-	376	-	376
Increase (reduction) to contingent earnout liability	(924)	1,238	(1,936)	1,368
China start-up costs	26	-	505	-
Other expense	306	139	593	139

Adjusted EBITDA	$(367)	$4,406	$(3,186)	$8,880

Adjusted EBITDA margin	-0.9%	9.7%	-3.9%	9.8%

FRANKLIN COVEY CO.
Additional Sales and Financial Information
(in thousands and unaudited)

	Quarter Ended		Two Quarters Ended
	February 28,	February 27,	February 28,	February 27,
	2017	2016	2017	2016
Sales Detail by Segment:
Direct offices	$23,412	$24,564	$44,659	$48,214
Strategic markets	6,002	7,551	10,762	14,747
Education practice	7,848	6,835	16,591	15,004
International licensees	2,937	3,850	6,370	8,369
Corporate and other	1,997	2,469	3,601	4,152

Total	$42,196	$45,269	$81,983	$90,486

Sales Detail by Category:
Training and consulting services	$40,087	$42,277	$78,160	$85,471
Products	1,220	1,873	2,048	2,785
Leasing	889	1,119	1,775	2,230

	42,196	45,269	81,983	90,486
Cost of Goods Sold by Category:
Training and consulting services	13,103	13,797	26,661	27,855
Products	527	938	962	1,460
Leasing	535	680	1,020	1,246
	14,165	15,415	28,643	30,561
Gross Profit	$28,031	$29,854	$53,340	$59,925

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	February 28,	August 31,
	2017	2016
Assets
Current assets:
Cash	$10,686	$10,456
Accounts receivable, less allowance for
doubtful accounts of $2,117 and $1,579	46,504	65,960
Receivable from related party	1,682	1,933
Inventories	4,778	5,042
Income taxes receivable	310	-
Prepaid expenses and other current assets	8,288	6,350
Total current assets	72,248	89,741

Property and equipment, net	18,051	16,083
Intangible assets, net	48,752	50,196
Goodwill	19,903	19,903
Long-term receivable from related party	1,329	1,235
Other assets	13,601	13,713
	$173,884	$190,871

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of financing obligation	$1,763	$1,662
Current portion of term notes payable	5,000	3,750
Accounts payable	7,691	10,376
Income taxes payable	-	4
Deferred revenue	21,118	20,847
Accrued liabilities	14,293	17,418
Total current liabilities	49,865	54,057

Financing obligation, less current portion	22,033	22,943
Term notes payable, less current portion	11,563	10,313
Other liabilities	1,247	3,173
Deferred income tax liabilities	2,081	6,670
Total liabilities	86,789	97,156

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	212,225	211,203
Retained earnings	69,337	76,628
Accumulated other comprehensive income	603	1,222
Treasury stock at cost, 13,295 and 13,332 shares	(196,423)	(196,691)
Total shareholders' equity	87,095	93,715
	$173,884	$190,871